                                                                                        Exhibit 99.1
Sequiam Corporation Announces Fourth Quarter and Full Year 2006 Financial Results

ORLANDO, Fla.—Sequiam Corporation (OTCBB:SQUM), a leading provider of innovative consumer lifestyle biometric technologies and services, today reported preliminary financial results for the fourth quarter and year ended December 31, 2006. Total revenue for the fourth quarter increased to $1,171,000 in 2006 from $104,700 in 2005. The fourth quarter net loss applicable to common stock decreased by 36% to $1,203,000 in 2006 from $1,889,000 in 2005.

Comparisons of preliminary financial results for the quarter ended December 31, 2006 to prior periods are as follows:

	Quarter Ended December 31, 2006	Quarter Ended September 30, 2006	Quarter Ended December 31, 2005
Revenue	$ 1,171,000	$ 261,000	$ 104,700
Operating loss	$ (723,000)	$ (696,000)	$ (1,058,000)
Net loss applicable to common stock	$ (1,203,000)	$ (1,617,000)	$ (1,889,000)
Basic and diluted loss per share	$ (0.01)	$ (0.02)	$ (0.03)

For the year 2006, total revenue increased by 171% to $1,699,000 from the $626,000 reported for 2005. 2006 revenue was significantly less than the projected amounts referenced in the Forms 8-K filed with the Securities and Exchange Commission on May 16, 2006 and June 16, 2006 due primarily to delays in our products coming to market. The net loss applicable to common stock for the year increased 21% to $6,559,000 in 2006 from the $5,431,000 reported for 2005.

Comparisons of preliminary financial results for the year ended December 31, 2006 to the prior year are as follows:

	2006	2005	Change
Revenue	$ 1,699,000	$ 626,000	+ 171%
Operating loss	$ (3,650,000)	$ (3,698,000)	+ 1%
Net loss applicable to common stock	$ (6,559,000)	$ (5,431,000)	- 21%
Basic and diluted loss per share	$ (0.09)	$ (0.09)	-

Sequiam’s Chief Financial Officer, Mark Mroczkowski stated: “We are pleased that sales got under way in December of 2006 although later than previously anticipated largely due to delays by third parties. Nonetheless, we are excited to have emerged from product development into production and sales and we look forward to continued growth in 2007. We expect sales growth to improve modestly in the first two quarters of 2007 with greater improvement in the last half of the year with the rollout of the Kwikset Smart Scan beginning in June and the NRA Safety Instructor BioVault program beginning in May. Adding to third and fourth quarter revenue will be sales in China and Africa resulting from previously announced initiatives with CJCC and the Bank of Uganda, respectively. Additionally, we expect that revenues will improve throughout the year from increasing sales of the UBI, CMOSII, development fees and from new projects to be announced.”

About Sequiam

Headquartered in Orlando, Florida, Sequiam Corporation develops, markets, and supports a portfolio of highly robust proprietary biometrically enabled consumer lifestyle and commercial products and OEM solutions. In addition, Sequiam has invested heavily in research and development to develop unique products and solutions for the biometric industry worldwide. Sequiam Biometrics' solutions incorporate low-cost, high-volume manufacturing processes targeted at the consumer and commercial market. Sequiam is a global company with offices in Taiwan, China, and South Africa. For more information, please visit www.sequiam.com and www.sequiambiometrics.com.

Safe Harbor Statement -- Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions. Additional factors can be found in our annual report on form 10-KSB for the fiscal year ended December 31, 2005, and our other filings with the SEC which are available at the SEC’s Internet site (www.sec.gov). Forward-looking statements in this press release speak only as of the date of this press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Contact:

Sequiam Corporation, Orlando
Mark Mroczkowski, 407-541-0773